RESEARCH FRONTIERS LICENSEE ISOCLIMA PREMIERS SPD-SMART
CROMALITE AEROSPACE WINDOWS
AT THE 2012 AIRCRAFT INTERIORS EXPO IN HAMBURG

Isoclima’s SPD-Smart CromaLite windows recently were chosen for the side passenger windows of the new Mercedes-Benz Viano Pearl luxury van.

ESTE, ITALY and HAMBURG, GERMANY, March 28, 2012 – At the 2012 Aircraft Interiors Expo in Hamburg, Germany, Research Frontiers (Nasdaq: REFR) and its licensee Isoclima S.p.A. announced that Isoclima’s CromaLite brand of SPD-Smart aerospace windows have made their world premier at this leading event for the aircraft industry.

Isoclima’s SPD-Smart CromaLite aerospace and marine windows are being exhibited in Hall 6 Booth B62 at the 2012 Aircraft Interiors Expo which is being held March 27-29, 2012 at the Hamburg Messe fairgrounds.

A demonstration of Isoclima’s CromaLite aerospace window is available in a video from the exhibition hall of the Aircraft Interiors Expo. Images of Isoclima’s SPD-Smart CromaLite aerospace windows are available here.

Earlier this month from the Geneva Auto Show, it was announced that luxury auto manufacturer Mercedes-Benz has introduced its third vehicle using Research Frontiers’ patented SPD-SmartGlass technology – the special limited edition of the Viano Pearl. The Mercedes-Benz Viano Pearl features as standard equipment SPD-SmartGlass technology in the luxury van’s four side windows, allowing rear passengers enhanced privacy as well as instant heat, light and glare control. This glass is manufactured by Research Frontiers’ licensee Isoclima S.p.A.

CromaLite is Isoclima’s SPD-Smart solar control glazing product and enables users to efficiently control the transmitted solar radiation in both the visible and the solar range. Two versions of CromaLite are offered by Isoclima – CromaLite Dark and CromaLite Light. CromaLite Dark can block over 99.5% of incoming visible light, while CromaLite Light offers higher levels of light transmission when fully clear. CromaLite products are tested in accordance with the CENELEC European Standards.

“Interest in our SPD-Smart CromaLite products is growing substantially,” commented Dr. Alberto Bertolini, Executive Director of Isoclima. “Our CromaLite brand of SPD-Smart window offers many valuable light-control benefits: instant shading, glare control, UV rejection, the desire for passenger comfort, and keeping aircraft cool when they are on the ground. We are very excited by the reactions we have received from OEMs and cabin designers who are here at the Aircraft Interiors Expo, and are excited about our growing portfolio of SPD-Smart CromaLite solutions for the transportation and architectural markets.”

More information about Isoclima’s SPD-Smart CromaLite windows is available from the company’s website.

Information about the 2012 Aircraft Interiors Expo is available from the event website.

About Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Having invested over $84 million to date to develop its technology, Research Frontiers currently holds approximately 500 patents and patent applications worldwide and has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats. For further information about SPD-Smart technology, Research Frontiers and its licensees, please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc. “CromaLite” is a trademark of Isoclima S.p.A.

Customer inquiries can be directed to:

Michele Carletti
Isoclima S.p.A.
Tel. 39 0429 55788
mcarletti@finind.com

For inquiries about SPD-SmartGlass technology, to arrange a presentation or to visit the Research Frontiers Design Center, please contact:

Joseph M. Harary, President and CEO
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com